EXHIBIT 10.45

ASSIGNMENT, ASSUMPTION AND CONSENT

THIS ASSIGNMENT, ASSUMPTION AND CONSENT (this “Agreement”) is dated as of January 31, 2007 (the “Effective Date”), by and among Jazz Pharmaceuticals, Inc., a Delaware corporation (“Assignee”), Solvay Pharmaceuticals, Inc., a Georgia corporation (“Assignor”) and Elan Pharma International Limited, a company incorporated in Ireland (“Elan”).

WITNESSETH

(A) WHEREAS, Assignor and Elan Corporation, plc entered into a license agreement dated December 22, 1997 as amended by Amendment No. 1 to the License Agreement dated March 1, 1999, Amendment No. 2 to the License Agreement dated April 13, 2000 and Amendment No. 3 to the License Agreement dated November 7, 2006 (collectively, the “Elan Agreement”);

(B) WHEREAS, Solvay and Solvay Pharmaceuticals Marketing & Licensing AG of Binningerstrasse 94, 4123 Allschwil, Switzerland (“SPML”) entered into an Assignment and Assumption Agreement of the Elan Agreement dated 4 August 2000 (the “Assignment Agreement”) which was subsequently re-assigned back by SPML to Solvay through a letter agreement for reassignment and re-assumption dated 13 December 2001, (the “Re-assignment Agreement”), and said Assignment Agreement and Re-assignment Agreement were consented to by Elan Corporation plc.;

(C) WHEREAS, on December 31, 2006, Elan Corporation, plc assigned all of its rights and obligations under the Elan Agreement to its Affiliate, Elan, and Elan has assumed said rights and obligations, as Assignor and Assignee hereby acknowledge;

(D) WHEREAS, Assignor desires to assign all of its right, title and interest in and to the Elan Agreement to Assignee, and Assignee desires to assume all of Assignors’ right, title and interest in and to the Elan Agreement;

(E) WHEREAS, in accordance with Article XII, Section 2 of the Elan Agreement, Elan is willing to consent to such assignment and assumption on the terms set out below;

(F) WHEREAS all parties have agreed to the terms of this Agreement setting out how their respective future contractual relationship shall be governed; and

(G) WHEREAS the parties also wish to clarify that monies currently held on account by Elan for Assignor as of the date of this Agreement may be applied by Elan to cover the costs of on-going engineering and other work that is conducted by Elan under the Agreement before, on or after the Effective Date.

NOW, THEREFORE, the parties agree as follows:

1.	Assignment. Subject to Paragraph 2 below, Assignor hereby assigns and conveys unto Assignee, its successors and assigns, as of the Effective Date all of Assignor’s right, title and interest in and to the Elan Agreement.

2.	Assumption. Assignee hereby accepts the Assignment as of the Effective Date and agrees to assume all the obligations, covenants and agreements of Assignor under the Elan Agreement as of the Effective Date.

3.	Consent. Elan hereby consents to such assignment and assumption of the Elan Agreement by Assignee.

4.	Acknowledgement. Elan, Assignor and Assignee hereby each acknowledge to each other as of the Effective Date that it is not aware, after due enquiry, of any breach of the Elan Agreement by Assignor (in the case of Elan) or Elan (in the case of Assignor and Assignee).

5.	Outstanding Amounts and Responsibilities. The parties acknowledge that as of the Effective Date Assignee shall be responsible for compensating Elan for all future milestone payments and for the cost of all on-going and future activities that may be conducted by Elan under the Elan Agreement. The parties also acknowledge and agree that Elan currently holds certain monies on account on behalf of Assignor as of the Effective Date and said monies may be used by Elan and Assignee to off-set Assignee’s financial responsibilities for the cost of on-going activities conducted by Elan before, on or after the Effective Date.

6.	Confidentiality.

a.	Nothing in this Agreement diminishes the obligation of any party under Article XII, Section 1 of the Elan Agreement.

b.	The parties agree that, prior to the transfer of any Elan confidential information from Assignor to Assignee, the Assignor and Elan shall meet and identify the Elan confidential information currently in Assignor’s possession as a result of the Elan Agreement. The parties shall then convene the Transition Committee to determine the Elan confidential information currently held by Assignor that shall be transferred by the Assignor to the Assignee (to enable Assignee to fulfill its obligations under the Elan Agreement) and the Elan confidential information held by Assignor in relation to the Elan Agreement that shall be destroyed or returned to Elan. The parties further agree that, for any documents that are destroyed, Assignor shall provide Elan with a written list of said materials and acknowledgement of their destruction; provided, however, Assignor shall be permitted to retain one (1) copy of such confidential information in its legal files solely for the purposes of verifying compliance with the terms of the Elan Agreement.

c.

Assignor covenants that it shall continue to maintain the confidentiality of any Elan confidential information that it is unable to destroy or return or that may be provided in the future to the Assignor as an agent, subcontractor or sub-licensee of Assignee or as the holder of INDs, NDA filings and NDAs in accordance with Article XII, Section 1 of the Elan Agreement.

d.	Assignee covenants that it shall obtain additional Elan confidential information under the Elan Agreement (with the exception of that Elan confidential information that is contained in and forms part of any NDA regulatory filings that are provided directly to Assignee by Assignor) directly from Elan in accordance with the Elan Agreement.

e.	Elan and Assignee covenant that they shall maintain confidential information provided by one to the other after the Effective Date in accordance with the Article XII, Section 1 of the Elan Agreement.

7.	Cooperation. Assignor, Assignee and Elan shall reasonably cooperate with one another in transferring to Assignee the rights and obligations assigned by Assignor hereunder.

8.	Coordination. Until the US NDA is fully transferred to Assignee, the parties agree that they shall oversee the management of all activities conducted under the Elan Agreement that are associated with the INDs, the NDA filings, and the US NDA and the transfer of same from the Assignor to the Assignee through a transition committee (“Transition Committee”).

Unless otherwise mutually agreed in writing by the parties:

a.	The Transition Committee shall be composed of four (4) Elan representatives and four (4) representatives in total for the Assignee and Assignor, one of which must, in every instance, represent Assignee.

b.	The Transition Committee shall meet within fourteen (14) days of the Effective Date to discuss and determine how the parties shall interact with one another while the Assignor continues to own and maintain the INDs, NDA filings and the US NDA. Specific issues to be discussed include, but are not limited to, the transfer and return of Elan confidential information, how the parties shall coordinate and respond to FDA enquiries, the new COMPOUND qualification, on-going activities prior to process validation, the use of process validation batches, and PRODUCT launch activities;

c.	Thereafter, the Transition Committee shall meet as often as may be reasonably necessary to resolve any management issues that may arise between the parties while Assignor continues to own and be responsible for the INDs, the NDA filings and the US NDA. The meetings may take place by telephone or, if necessary, in person;

d.	Transition Committee meetings shall be co-chaired by a representative from Elan and a representative from Assignee.

All decisions made shall be mutually agreed by the Elan and Assignee, and Assignor shall be bound by such decisions. Any dispute that cannot be resolved by the Transition Committee shall be submitted for resolution to the President and Chief Operating Officer of Elan and the Chief Executive Officer of Assignee.

e.	The Transition Committee shall be promptly disbanded following the transfer of the INDs, the NDA filings and the US NDA to Assignee.

9.	Notices. Any notice, request, consent or communication under this Agreement shall be provided in accordance with the terms of Article XII, Section 13 of the License Agreement and shall be addressed as follows:

If to Assignor to:

Solvay Pharmaceuticals, Inc.

901 Sawyer Road

Marietta, Georgia 30062

Attention: Office of the President

cc: General Counsel

Facsimile: 770-578-5749

If to Assignee to:

Jazz Pharmaceuticals, Inc.

3180 Porter Drive

Palo Alto, California 94304

United States of America

Fax: 650-496-3781

Attention: General Counsel

With a copy to:

Jazz Pharmaceuticals, Inc.

3180 Porter Drive

Palo Alto, California 94304

United States of America

Fax: 650-496-3781

Attention: Executive Vice President, Chief Business Officer

If to Elan:

Elan Pharma International Limited

Monksland

Athlone

Co Westmeath

Ireland

Fax: +353 90 649 5402

Attention: Vice President and Legal Counsel

With a copy to:

Elan Pharma International Limited

Treasury Building

Lower Grand Canal Street

Dublin 2

Ireland

Fax: +353 1 709 4700

Attention: Vice President, Commercial Management

10.	Definitions.

a.	Further Definitions: In this agreement, the following expressions have the following meanings:

“IND” means Investigational New Drug Application as set forth in the 21 C.F.R. Section 312 in the United States and/or its equivalent in the other countries of the Territory.

“NDA” means a New Drug Application in the United States made in accordance with applicable regulations and requirements of the FDA as from time to time in effect and/or its equivalent in the other countries of the Territory.

b.	Capitalized Terms. Capitalised expressions not expressly defined in this Agreement shall have the same meaning as in the Elan Agreement.

c.	Interpretation. In this Agreement:

i.	Unless the context otherwise requires, reference to a recital, article, paragraph, provision, clause or schedule is to a recital, article, paragraph, provision, clause or schedule of or to this Agreement.

ii.	The headings in this Agreement are inserted for convenience only and do not affect its construction.

iii.	The expressions “include”, “includes”, “including”, “in particular” and similar expressions shall be construed without limitation.

11.	Entire Agreement.

a.	Assignee and Assignor have entered into separate agreements and intend in the future to enter into further separate agreements which make certain financial and other provisions as between themselves and which have not been fully disclosed to Elan.

b.	All of the parties hereby expressly acknowledge that Elan shall not be bound or otherwise prejudiced by these agreements, and in the event of any conflict between such agreements and this Agreement, this Agreement shall prevail.

c.	Subject to the foregoing, this Agreement constitutes the entire agreement and understanding between the parties with respect to its subject matter, and except as expressly provided, supersedes all prior representations, writings, negotiations or understandings with respect to that subject matter.

12.	Modifications and Amendments. This Agreement shall not be amended, modified, varied or supplemented except in writing signed by a duly authorized representative of each of the parties hereto.

13.	Successors and Assigns. The terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

14.	Relationship of the Parties. In this Agreement, nothing shall be deemed to constitute a partnership between the parties, or any of them, or make any party an agent for any other party, for any purpose whatsoever.

15.	Costs. Each party shall bear its own legal and professional advisers’s costs and expenses incurred in connection with the negotiation and entering into this Agreement.

16.	Severability. If any provision of this Agreement is deemed to be, or becomes invalid, illegal, void or unenforceable under applicable laws, such provision will be deemed amended to conform to applicable laws so as to be valid and enforceable, or if it cannot be so amended without materially altering the intention of the parties, it will be deluged, but the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way.

17.	Further Assurance. Each party shall do and execute, or arrange for the doing and executing of, each necessary act, document and thing reasonably within its power to implement this Agreement.

18.	Waivers. A failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

19.	Variations. No variation of this Agreement shall be effective unless it is made in writing and signed by each of the parties.

20.	Governing Law. This Assignment and any dispute arising from the performance or breach hereof shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to principles of conflicts of law. Any dispute arising under this Agreement that cannot be resolved between the parties shall be resolved through binding arbitration in accordance with Article XII, Section 12 of the Elan Agreement.

21.	Counterparts. This Assignment may be executed in several counterparts, each of which will be deemed an original document, but all of which will constitute a single document.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the Effective Date.

ASSIGNOR:		ASSIGNEE:

SOLVAY PHARMACEUTICALS, INC.		JAZZ PHARMACEUTICALS, INC.

By:	/s/ Laurence J. Downey, M.D.	By:	/s/ Bob Myers
Name:	Laurence J. Downey, M.D.	Name:	Bob Myers
Its	President and CEO	Its	EVP and Chief Business Officer

ELAN:

ELAN PHARMA INTERNATIONAL LTD.

By:	/s/ Shane Cooke
Name:	Shane Cooke
Its	Director